EXHIBIT 99.1

Media Contact:	Jody Lomenzo	Investor Relations Contact:	Tim Ryan, Trout Group
	804-565-3041		212-477-9007, ext. 24
	jlomenzo@insmed.com		tryan@troutgroup.com

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR THE

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

RICHMOND, VA – (November 3, 2006) – Insmed Incorporated (Nasdaq/NMS: INSM), a biopharmaceutical company focused on the development and commercialization of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs, today announced results for the three and nine month periods ended September 30, 2006.

$000’s (except EPS)	Q3 2006	Q3 2005	Nine Months 2006	Nine Months 2005
Total Revenues	226	22	489	107
Net loss	(12,372)	(13,756)	(34,711)	(28,044)
Earnings per share	(0.12)	(0.29)	(0.37)	(0.61)

Discussion of Revenue and Expense Items

Revenues for the three months ended September 30, 2006 were $226,000 as compared with $22,000 in the corresponding period of 2005. The revenue figure for the third quarter of 2006 includes commercial sales, sales to patients in the Company’s named patient program and royalties. The revenues for the corresponding period of 2005 was comprised solely of royalties, with named patient revenues being recorded as a reduction in expense, as the Company was reporting on a research and development basis at the time.

The net loss for the third quarter ended September 30, 2006 was $12.4 million or $0.12 per share, as compared to a net loss of $13.8 million or $0.29 per share for the corresponding quarter of 2005. The $1.4 million reduction in the net loss was due to a $5.9 million decrease in interest expense, a $0.3 million increase in interest income and a $0.2 million increase in revenues, offset by a $5.0 million increase in operating expenses. The decrease in interest expense results from lower amortisation of the debt discount associated with the March 2005 financing as an acceleration of the discount took place in the third quarter of 2005 due to a conversion of notes into shares. The rise in selling, general and administrative (SG&A) expenses for the third quarter of 2006 as compared to the corresponding period of 2005 is mainly due to the hiring of the commercial team and associated marketing expenses for the Company’s commercial launch of IPLEX™, and the recording of patent litigation expenses into the SG&A category in accordance with U.S. generally accepted accounting principles. The cost of goods sold (COGS) for the third quarter of 2006 was impacted by the planned initial commissioning of the Company’s second generation manufacturing process for IPLEX™ at our production facility in Boulder Colorado. The time required to complete the trial run of the process reduced commercial production capacity for the quarter and consequently, the site costs, most of which are fixed, were spread over a lower output resulting in a high COGS.

Revenues reported for the nine months ended September 30, 2006 including commercial patient sales, named patient program sales and royalties were $489,000 as compared to $107,000 in royalties reported for the same period in 2005.

The net loss for the nine months ended September 30, 2006 was $34.7 million, or $0.37 per share, compared to the net loss of $28.0 million, or $0.61 per share, reported for the corresponding period in 2005. The $6.7 million increase in the net loss for the nine months of 2006 as compared to the nine months of 2005 was due mainly to a $13.0 million increase in operating expenses, partially offset by a $5.0 million decrease in interest expense, a $0.9 million increase in interest income and a $0.4 million increase in revenues. The $13.0 million rise in operating expenses is primarily due to the build-up of our commercial team and associated marketing expenses as mentioned earlier, together with increased legal costs which were higher than the corresponding period of 2005 due to elevated litigation activity. The decrease in interest expense is again associated with the March 2005 financing as the amortisation of the debt discount was accelerated in 2005 due to a partial conversion of the notes into shares.

As of September 30, 2006, the Company had total cash and cash equivalents of $35.0 million which represents an increase of $16.2 million from December 31, 2005. This net increase is due to the $52.1 million in net cash provided by financing activities, which was partially offset by the $31.4 million in net cash used in support of the Company’s business operations and $4.5 million of construction in progress at the Company’s Boulder manufacturing facility. The $52.1 million of cash from financing activities was generated from a combination of $42.8 million in net proceeds from the sale of common stock in March 2006, $8.8 million from the exercise of certain outstanding warrants and $0.4 million from a reduction in a restricted letter of credit and minor employee option conversions.

Conference Call

The Company will host a conference call on Friday, November 3rd; at 11:00 a.m. Eastern Time to discuss the financial results for the third quarter of 2006 and provide a business update.

Interested investors can listen to the call over the internet from Insmed’s investor relations website at www.insmed.com or by dialling (800) 361-0912 (domestic) or (913) 981-5559 (international).

A telephonic replay of the call will be available for one week at 888-203-1112 (domestic) or (719) 457-0820 (international), passcode: 4663784. A web replay of the call will be available through our corporate website, in the investor relations segment, beginning at 6:00 p.m.

About IPLEX

IPLEX is approved in the United States as the only once daily treatment for children with short stature associated with severe primary IGF-I deficiency. IPLEX, a complex of recombinant human IGF-I and its binding protein IGFBP-3 (rhIGF-I/rhIGFBP-3), is the only FDA-approved IGF-I replacement therapy that also replaces deficient IGFBP-3 in these patients. The drug, which was launched in the second quarter of 2006, is also being investigated for various other indications with unmet medical needs, including severe insulin resistance, myotonic muscular dystrophy and HIV Associated Adipose Redistribution Syndrome (HARS).

For more information about IPLEX please go to www.go-IPLEX.com.

About Insmed Incorporated

Insmed is a biopharmaceutical company focused on the development and commercialization of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com. The Company’s leading product, IPLEX was approved as an orphan drug by the United States Food and Drug Administration in December 2005 for the treatment of growth failure in children with severe primary IGF-I deficiency or with growth hormone (GH) gene deletion who have developed neutralizing antibodies to GH.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding planned clinical trial design, the Company’s regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be commercially successful, the Company’s product candidates may not be successfully marketed or manufactured, the Company may lack financial resources to complete development of product candidates, the FDA may interpret the results of the Company’s studies differently than the Company have, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, the Company may not prevail in the patent infringement litigation against Tercica Incorporated and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$34,989	$18,835
Restricted cash	285	285
Accounts receivable	250	—
Inventories	1,821	—
Other current assets	139	83

Total current assets	37,484	19,203

Long-term assets:
Restricted cash - long term	2,830	3,118
Deferred financing costs, net	254	532
Property and equipment, net	4,513	17

Total long-term assets	7,597	3,667

Total assets	$45,081	$22,870

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,784	$968
Accrued project costs & other	226	1,990
Payroll liabilities	2,152	1,574
Interest payable	27	52
Restructuring reserve	37	286

Total current liabilities	6,226	4,870

Long-term liabilities:
Convertible debt	6,013	11,438
Debt discount	(2,389)	(5,001)

Net convertible debt	3,624	6,437

Asset retirement obligation	1,478	1,034

Total liabilities	11,328	12,341

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 100,240,903 in 2006 and 66,525,792 in 2005	1,002	665
Additional paid-in capital	322,120	264,522
Accumulated deficit	(289,369)	(254,658)

Net stockholders’ equity	33,753	10,529

Total liabilities and stockholders’ equity	$45,081	$22,870

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Sales	$202	$—	$382	$—
Royalties	24	22	107	107

Total revenues	226	22	489	107

Operating expenses:

Cost of goods sold	631	—	654	—
Research and development	5,316	6,728	16,838	16,354
Selling, general and administrative	7,003	1,190	15,966	4,123

Total expenses	12,950	7,918	33,458	20,477

Operating loss	(12,724)	(7,896)	(32,969)	(20,370)

Interest income	520	236	1,409	552

Interest expense	(168)	(6,096)	(3,151)	(8,226)

Net loss	$(12,372)	$(13,756)	$(34,711)	$(28,044)

Basic and diluted net loss per share	$(0.12)	$(0.29)	$(0.37)	$(0.61)

Shares used in computing basic and diluted net loss per share	100,231	47,779	93,531	45,938

INSMED INCORPORATED

Condensed Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Nine Months Ended September 30
	2006	2005
Operating activities
Net loss	$(34,711)	$(28,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,897	7,241
Non-cash stock acceleration		15
Stock based compensation expense	681	—
Stock options issued for services	59	13
Changes in operating assets and liabilities:
Accounts receivable	(250)
Inventory	(1,821)
Other assets	(56)	42
Accounts payable	2,816	(627)
Accrued project costs	(1,764)	(689)
Payroll liabilities	578	181
Restructuring reserve	(249)	(238)
Asset retirement obligation	444	444
Interest payable	(25)	106

Net cash used in operating activities	(31,401)	(21,556)

Investing activities
Construction in progress	(4,503)	—

Net cash provided by investing activities	(4,503)	—

Financing activities
Proceeds from issuance of convertible debt with detachable stock warrants	—	35,000
Proceeds from issuance of common stock		253
Public offering - issuance of 23 million shares	43,240	—
Issuance costs	(421)	—
Warrants converted into shares	8,810	—
Other	141

Total proceeds from issuance of common stock	51,770	35,253
Costs incurred in conjunction with issuance of debt	—	(2,428)
Cash restricted to restricted letters of credit	288	185

Net cash provided by financing activities	52,058	33,010

Increase in cash and cash equivalents	16,154	11,454
Cash and cash equivalents at beginning of period	18,835	9,222

Cash and cash equivalents at end of period	$34,989	$20,676

Supplemental information
Cash paid for interest	$248	$823